FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257991-05

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 08/08/22 14:39:06 UTC-4:00

Subject: NEW ISSUE CMBS: BANK 2022-BNK43 *PRICING SPOTS*

NEW ISSUE CMBS: BANK 2022-BNK43 *PRICING SPOTS*

TSY

2YR 99-19 1/8

3YR 99-19

5YR 99-08+

7YR 98-19

10YR 100-30+

SWPS

2YR -3.500

3YR -21.375

4YR -27.000

5YR -25.750

6YR -28.750

7YR -29.625

8YR -29.000

9YR -27.000

10YR -23.875

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-257991) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see:

https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.